THE HACKETT GROUP, INC

1998 STOCK OPTION AND INCENTIVE PLAN

PERFORMANCE BASED

STOCK APPRECIATION RIGHT AGREEMENT

This Performance Based Stock Appreciation Right Agreement (the “SAR Agreement”) is made as of March 11, 2013 (the “Effective Date”),  by and between The Hackett Group, Inc., a Florida corporation (the “Company”), and David N. Dungan, an individual who is employed by, or providing Services to, the Company or one of its Affiliates or Service Providers (the "Grantee").  To the extent any capitalized words used in this Stock Appreciation Right Agreement are not defined, they shall have the definitions assigned to them in the Plan.

WHEREAS, the Board of Directors and stockholders of the Company have duly adopted and approved The Hackett Group, Inc. 1998 Stock Option and Incentive Plan, as amended (the "Plan"), which Plan authorizes the Company to grant to eligible individuals Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Other Awards;

WHEREAS, in accordance with the Plan, on February 8, 2012, the Company granted the Grantee an Option to purchase an aggregate of 1,004,063 shares of common stock, par value $0.001 per share of Stock of the Company at an exercise price of $4.00 per share; and

WHEREAS, the Grantee voluntarily has agreed to replace the Option with a Stock Appreciation Right (as defined in Section 1, below) with the same material terms as the Option, that will be settled in cash or shares of the Company’s common stock at the Company’s sole discretion.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1.	Conversion of Stock Option to Stock Appreciation Rights

The Grantee hereby voluntarily agrees to convert his Option into a stock appreciation right, to be settled in cash or shares of the Company’s common stock at the Company’s sole discretion in an amount corresponding to the appreciation over time of the value of 1,004,063 shares of Company Stock (a “Stock Appreciation Rights” or “SARs”).  Except and unless set forth in this SAR Agreement, such SARs will be governed by the Plan and the terms and conditions set forth in the Stock Option Agreement (attached hereto as Appendix A), including, without limitation the terms relating to the Exercise Price, vesting, term and termination.  Except as provided in Section 2  below, the Grantee shall have none of the rights of a stockholder.

2.  DIVIDEND EQUIVALENT RIGHTS

The Grantee shall be awarded dividend equivalent rights (“DERs”) with respect to the shares of Stock underlying the SARs that have vested as of the date the dividend is declared.   Each DER will be awarded to the Grantee as a specific dollar amount equal to the dollar amount of the dividend paid on an actual share of Stock on the date the dividend is declared multiplied by the number of shares underlying the Grantee’s SAR.

1.	TERM

 All SARs must vest within six (6) years of the Grant Date of the original Option and must be exercised within ten (10) years from the Grant Date of the original Option award.

 Executed this 11 day of March,  2013.

GRANTEE:

/s/ David N. Dungan

David N. Dungan

THE COMPANY:

/s/ Frank A. Zomerfeld

Print Name: Frank A. Zomerfeld

Title: SVP Secretary and General Counsel